The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
March 20, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP REPORTS FOURTH QUARTER AND YEAR-END 2006 FINANCIAL RESULTS

Company Announces Slight Delay in Filing 2006 Form 10-K

VIENNA, Virginia, March 20, 2007 – The Allied Defense Group, Inc. (AMEX: ADG), announces fourth quarter and twelve month financial results for the period ending December 31, 2006.

Fourth Quarter Results - For the three months ended December 31, 2006, Allied posted a loss of $32.8 million, or $5.35 a share fully diluted, on revenues of $35.1 million, compared to a net loss of $22.3 million, or $3.75 a share fully diluted, on revenues of $35.2 million, for the same period in 2005. Included in the loss for the three months ended December 31, 2006, was a tax valuation allowance of $24.0 million recorded for MECAR and U.S. operations pursuant to the guidance provided in SFAS 109, “Accounting for Income Taxes.” The pre-tax loss for the three months ended December 31, 2006, was $16.0 million compared to a pre-tax loss of $15.8 million for the same period in 2005.

Twelve Month Results - For the twelve months ended December 31, 2006, Allied posted a net loss of $41.1 million, or $6.78 a share fully diluted, on revenues of $128.7 million. This compares to a loss of $38.9 million, or $6.76 a share fully diluted, on revenues of $112.2 million for the same period in 2005. Included in the loss for 2006 was a tax valuation allowance of $24.0 million recorded in the fourth quarter of 2006 for MECAR and U.S. operations pursuant to the guidance provided in SFAS 109, “Accounting for Income Taxes.” The pre-tax loss for the year ended December 31, 2006, was $28.5 million compared to a pre-tax loss of $32.6 million for the same period in 2005. The tax valuation allowance was recorded by the Company based on the losses incurred over the past few years for MECAR and the U.S. operations of the Company and does not reflect the Company’s expectations for those operating units going forward.

Delay - On March 19, 2007, the Company filed a Form 12b-25 with the Securities and Exchange Commission to extend the Form 10-K filing deadline to March 31, 2007. The Company filed the extension in order to afford the Company an opportunity to finalize its financial statements as well as the management report on internal controls over financial reporting and, in turn, allow the independent accountants sufficient time to complete their review.

The Company anticipated being able to complete its filing the morning of March 20, 2007. However, the evening of March 19, 2007, the Company received a letter from Portside Growth and Opportunity Fund, another holder of the Company’s convertible notes, asserting events of default very similar to those asserted by King’s Road on February 20, 2007. This letter seeks to accelerate and redeem the note in its entirety. Portside seeks immediate payment of $7,500 principal amount plus a redemption premium of $1,875 and default interest of approximately $545. The Company strongly disputes the alleged events of default and is currently in discussion with Portside in an attempt to resolve these issues. The Company has not received similar default notices from the other two holders of the convertible notes. Had the Company not received the Portside letter, the Form 10-K would have been filed early on March 20, 2007.

The Company expects to be able to file its Form 10-K once the appropriate disclosures and representations with respect to the Portside letter are completed. The Company anticipates completing those revisions within 48 hours.

The Company will also file almost concurrently with its Form 10-K an amended Form 10-Q for the three and nine months ended September 30, 2006. As previously disclosed, the Company was required to restate those financial statements as a result of an error in the inventory balance at September 30, 2006, which was overstated due to an error in contract accounting at the Company’s Belgian subsidiary MECAR SA. In the third quarter of 2006, MECAR implemented a major upgrade of its integrated MRP SAP system. The upgrade was installed to automate and improve the internal controls regarding contract accounting and to facilitate the revenue recognition under the new direct labor percentage of completion method that had been applied at MECAR. In the initial implementation phase as of September 30, 2006, an error was made in the transfer of costs from inventory to costs of goods sold for specific sales contracts as of September 30, 2006. This inventory balance was overstated and cost of sales was understated by the inventory value of shipments on sales contracts that had been made between June 30, 2006 and September 30, 2006, but not deducted from the valuation of inventory at September 30, 2006. This error was discovered in February of 2007 by the management of MECAR in their year-end review of contracts. They have appropriately modified their procedures to preclude this error in the future.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “It has been a challenging year for the Company as we fought to regain compliance and catch up on a year’s worth of filings resulting from restatement delays. As preconditions for our success over the next several years, we revitalized our financial team; put a very onerous multi-year restatement behind us; implemented internal controls appropriate for a public company of our complexity; restructured where necessary and otherwise completed the remedial actions necessary to run our business more effectively. We have materially restructured operations at our largest subsidiary and will continue to apply what we’ve accomplished at MECAR with our other operations. We are coming out of a two year depressed business cycle, during which the Company has made every effort to improve itself so we can operate more profitably going forward. We are much better prepared to perform now than we were a year ago and appreciate the patience of our shareholders during this difficult past year.”

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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